                                                                    Exhibit 4(f)

                       AMERICAN INTERNATIONAL GROUP, INC.
                             STOCK OPTION AGREEMENT

         Agreement, dated December 31, 1996 between American International
Group, Inc. ("AIG") and [               ] (the "Director"), a director of AIG.

         The parties hereto agree as follows:

         1. Grant of Option. AIG hereby grants to the Director an option to purchase all or any part of 5,000 shares of AIG Common Stock (the "Common Stock") at a price of $108.25 per share at any time after one year from the date hereof or at such earlier time as provided in Section 4 of this Agreement. Such option shall expire on December 31, 2006 or at such earlier time as provided in
Section 4 of this Agreement.

         2. Exercisability of Option. This option is not transferable by the Director otherwise than by will or the laws of descent and distribution, and is exercisable during the lifetime of the Director only by the Director. In the event of the death of the Director, the option may be exercised by the person or persons to whom the Director's rights under the option are transferred by will or the laws of descent and distribution.

         3. Exercise of Stock Option and Payment for Shares. To exercise the stock option, the Director shall give written notice to AIG specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor. Upon the exercise, the Director shall make such representations and agreements and furnish such information as AIG may deem necessary or desirable to assure compliance by AIG, on terms acceptable to AIG, with the provisions of the Securities Act of 1933 and any other applicable legal requirements. If the Director so requests, shares purchased may be issued in the name of the Director and another jointly with the right of survivorship.

         4. Termination of Directorship. Upon termination of the Director's service as a director of AIG, the option shall be exercisable as follows:

                  (i) if such termination of directorship is due to disability, any portion of the option, whether or not exercisable at the time of such termination, may be exercised by the Director or his legal representative at any time on or before December 31, 2006;

                  (ii) if such termination of directorship is due to death, any portion of the option, whether or not exercisable at the time of such termination, may be exercised by the legal representative of the Director at any time within five years after the death of the Director (but in no event later than December 31, 2006); and

                  (iii) if such termination of directorship is not due to disability or death, any portion of the option may be exercised by the Director within five years after such termination (but in no event after December 31, 2006), but only to the extent such option was exercisable at the time of such termination.

         5. Adjustments in Event of Changes in Capitalization. In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of AIG subsequent to the date hereof, the Board of Directors shall make such equitable adjustments, designed to protect against dilution or enlargement of rights, as it may deem appropriate in the number and kind of shares covered hereby and in the option price.

         6. Rights as a Shareholder. The Director shall have no rights as a shareholder with respect to any shares covered by the stock option until the date of issuance of a stock certificate for such shares.

                                         AMERICAN INTERNATIONAL GROUP, INC.
Attest:

                                         By
-----------------------------                ---------------------------------
         Secretary                                         Chairman




                                             ---------------------------------
                                                           Director



                                             ---------------------------------
                                                           Address


                                             ---------------------------------
                                                  City             State


                                             ---------------------------------
                                                    Social Security Number